EXHIBIT A

to DISTRIBUTION AGREEMENT
As Amended 6/30/15

➢	Hatteras Alpha Hedged Strategies Fund

➢	Hatteras Long /Short Equity Fund

➢	Hatteras Long /Short Debt Fund

➢	Hatteras Alternative Multi-Manager Fund (formerly the Hatteras Hedged Strategies Fund)

➢	Hatteras Managed Futures Strategies Fund

➢	Hatteras Market Neutral Fund

➢	Hatteras Disciplined Opportunity Fund

HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

By: /s/ R. Lance Baker
Name: R. Lance Baker
Title: Treasurer

Confirmed and Accepted:

HATTERAS CAPITAL DISTRIBUTORS, LLC

By: /s/ R. Lance Baker
Name: R. Lance Baker
Title: Chief Financial Officer